Exhibit 3.1

Effective June 30, 2022, Section 2.12 of the Aerojet Rocketdyne Holdings, Inc. Second Amended and Restated Bylaws was amended and restated in its entirety to read as follows (with additions indicated by double-underlining):

Section 2.12. Organization of Meetings. Meetings of Stockholders shall be presided over by the chairman of the meeting, who shall be one of the following, here listed in the order of preference: (a) the Chairman; or (b) in the Chairman’s absence, the President; or (c) in the President’s absence, a Vice President; or (d) in the absence of the foregoing officers, a chairman chosen by the Stockholders at the meeting, provided that, notwithstanding the foregoing, with respect to the Company’s special meeting of Stockholders scheduled for June 30, 2022 (and at any adjournments or postponements thereof) a representative of Debevoise & Plimpton LLP, the Company’s independent counsel, shall preside over such meeting as the chairman of such meeting. The Secretary shall act as secretary of the meeting, but in such officer’s absence, the chairman of the meeting shall appoint a secretary of the meeting.